Exhibit 23.3
Consent of Curtis Blakely & Co., PC
Certified Public Accountants
We hereby consent to the incorporation by reference in the S-3 Registration Statement of Allis-Chalmers Energy Inc. of our report dated March 16, 2005 relating to the financial statements of Capcoil Tubing Services as of December 31, 2003 and December 31, 2004 and the years ended December 31, 2003 and December 31, 2004.
We also consent to the reference to us under the caption “Experts” in this Registration Statement.
Curtis Blakely & Co., PC
Longview, Texas
October 9, 2007
P.O. Box 5486 w Longview, Texas 75608 w 903.758.0734 w Fax: 903.758.0756 w www.cbandco.com
2403 Judson Road w Longview, Texas 75605